Exhibit 11.00


The Company follows Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share". SFAS No. 128 requires disclosure of two earnings per share amounts; basic net income per share of common stock and diluted net income per share of common stock. Basic net income per share of common stock is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during each year. Diluted net income per share of common stock is computed by dividing net income plus any adjustments to net income related to the issuance of dilutive potential common shares by the weighted average number of shares of common stock outstanding during each year plus the number of dilutive potential common shares.



                                                                  For the year ended December 31, 2002
                                                                  ------------------------------------


                                                                           Weighted Average
                                                              Income        Common Shares        Per Share
                                                            (Numerator)     (Denominator)          Amount
                                                            ------------   ----------------     ------------

Net income per share of common stock:
  Income available to common shareholders                   $ 6,782,000      4,560,554            $ 1.49
                                                                                                ============

Effect of dilutive securities:
  Stock options                                                    --           96,403
                                                            -----------    ----------------

Net income per share of common stock - assuming dilution:
  Income available to common shareholders
  and assumed conversion                                    $ 6,782,000      4,656,957            $ 1.46
                                                            ===========    ================     ============




                                                                  For the year ended December 31, 2001
                                                                  ------------------------------------


                                                                           Weighted Average
                                                              Income         Common Shares       Per Share
                                                            (Numerator)      (Denominator)          Amount
                                                            -----------    ----------------     ------------

Net income per share of common stock:
  Income available to common shareholders                   $ 6,478,000       4,527,823            $ 1.43
                                                                                                ============
Effect of dilutive securities:
  Stock options                                                    --            69,779
                                                            -----------    ----------------

Net income per share of common stock - assuming dilution:
  Income available to common shareholders
  and assumed conversion                                    $ 6,478,000       4,597,602            $ 1.41
                                                            ===========    ================     ============